Calculation of Filing Fee Tables
S-8
National Bank Holdings Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A Common Stock, par value $0.01 per share	457(a)	1,000,000	$ 41.52	$ 41,520,000.00	0.0001381	$ 5,733.91
Total Offering Amounts:						$ 41,520,000.00		$ 5,733.91
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 5,733.91
Offering Note
[1]	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover an indeterminate number of additional shares of Class A common stock, par value $0.01 per share ("Common Stock"), of National Bank Holdings Corporation, a Delaware corporation (the "Registrant"), which may become issuable by reason of any stock dividend, stock split, recapitalization, or other similar transaction that results in an increase in the number of outstanding shares of Common Stock. The amount in the "Proposed Maximum Offering Price Per Unit" column is estimated pursuant to Rule 457(c) and (h) under the Securities Act, solely for the purpose of calculating the amount of the registration fee, based upon (x) the average of the high and low prices of the Common Stock, as reported on the New York Stock Exchange on May 12, 2026 ($41.52) and (y) the total number of shares of Common Stock registered hereunder (1,000,000).

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources